EXHIBIT 23.2

CONSENT OF COUNSEL

The Colonial BancGroup, Inc.

We hereby consent to the use in this Registration Statement on Form S-3 of The Colonial BancGroup, Inc., of our name in the Prospectus, which forms a part of such Registration Statement, under the heading “LEGAL MATTERS,” to the summarization of our opinions referenced therein, and to the inclusion of our opinions at Exhibit 5.1 and Exhibit 8 of the Registration Statement.

/s/ MILLER, HAMILTON, SNIDER & ODOM, L.L.C.

August 26, 2003